EXHIBIT 99.1

Wednesday November 14, 6:03 am Eastern Time

                                  Press Release

SOURCE: NuWay Energy Inc.

               NuWay Energy To Acquire 60,000 Acres in Raton Basin

IRVINE, Calif.--(BUSINESS WIRE)--Nov. 14, 2001--NuWay Energy Inc. (Nasdaq:NWAY - news) is pleased to announce that it has signed a Letter of Intent to acquire leases and options on approximately 60,000 acres of Coal Bed Methane prospects in the Raton Basin, Las Animas County, Colorado and Colfax County, New Mexico.

RATON BASIN

The Raton Basin is an onshore depositional and structural basin that is approximately 80 miles long and 50 miles wide, located in southern Colorado and northern New Mexico. The Raton Basin contains two coal bearing formations, the Vermejo formation coals located at depths of between 450 and 3,500 feet and the shallower Raton formation coals, located at depths from the surface to approximately 2,000 feet.

COAL BED METHANE

Coal bed methane reserves are considerably different from normal oil and gas reserves. The gas is trapped in the coal itself. Each cubic foot of coal has a certain amount of gas trapped within it. Coal bed methane can be located with almost 100% accuracy. The operators working these coal bed methane plays are commonly achieving 98% or greater drilling success rates. The resources are available from the United States Geological Survey (USGS), state agencies and data obtained from other successful operators. The fact that the coal beds in these leases lye between 700 and 1,800 feet means that it can be core drilled to determine how deep the coal is, how thick it is, and an indication of how much gas is present. The risk of dry holes in normal oil and gas development projects does not exist in coal bed methane.

Coal bed methane wells do not decline as their life extends. The coal bed methane that is being produced actually increases as the years go by. Four of five years into their production life the wells will be producing more than they were to start with.

A number of large energy companies are currently developing coal bed methane prospects in the Raton Basin, and other basins around the Rocky Mountains. They have met with great success. The largest is Evergreen Resources (NYSE:EVG - news) who have drilled over 500 wells near the area where these leases are.

RESERVES

This leasehold has been evaluated and shows recoverable gas in place of approximately 400 billion cubic feet of gas. At a price of $2.00 per mcf that would be a gross value of $800 million dollars.

There are three gas pipelines in the general area of these leases and more lines are in the development stage. Currently there is a market for all the gas that can be produced in this area.

Todd Sanders, CEO, "This is a monumental event for NuWay Energy. With the success that we have already had with our properties in Canada and to now enter the Raton Basin, one of the most successful natural gas areas in the world, we have a major project that will be the core in building a very successful oil and gas company. I couldn't be any happier with the progress that we have made in such a short period of time."
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The company anticipates a complete closing with shareholder approval to take place in the next 60 days. Statements regarding anticipated oil and gas production and other oil and gas operation activities, including the costs and timing of those activities, are "forward-looking statements." These statements involve risks that could significantly impact NuWay Energy. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks commonly associated with the exploration and development of oil and gas properties.

Contact:

     NuWay Energy Inc., Irvine
     Todd Sanders, 949/553-8002
     http://www.nuwayenergy.com
     --------------------------

     or

     Investor Relations:
     Inavest
     Brian Quinn, 866/774-6468
     http://www.inavest.com
     ----------------------

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